The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement      SUBJECT TO COMPLETION      November 30, 2007

       Pricing Supplement to the Prospectus dated January 5, 2007 and the
                  Prospectus Supplement dated February 28, 2007

       [RBC LOGO]          US$
                           Royal Bank of Canada
                           Enhanced Return (Leveraged) Notes
                           Linked to the S&P 500(R) Index, due December 31, 2008

Issuer:                       Royal Bank of Canada ("Royal Bank")
Issue:                        Senior Global Medium-Term Notes, Series C
Trade Date:                   December 20, 2007
Issue Date:                   December 26, 2007
Maturity Date and Term:       December 31, 2008 (resulting in a term to maturity
                              of approximately one year)
Coupon:                       We will not pay you interest during the term of
                              the Notes.
Underlying Index:             The return on the Notes is linked to the
                              performance of the S&P 500(R) Index (the "Index").
                              Underlying Index               Initial Index Level
                              ----------------               -------------------
                              The S&P 500(R) Index
Maximum Redemption
 Amount:                      The principal amount invested ("Principal Amount")
                              multiplied by 111%
Minimum Investment:           US$1,000 (Subject to such other restrictions, as
                              may be applicable to such investors under the
                              private offering rules of any jurisdiction outside
                              the United States. See "Risk Factors--Non-U.S.
                              Investors May Be Subject to Certain Additional
                              Risks.")
Denomination:                 US$1,000 and integral multiples of US$1,000
                              thereafter (except that non-U.S. investors may be
                              subject to higher minimums).
Payment at Maturity:          The amount payable on each Note upon maturity will
                              be calculated as follows: If the Final Index Level
                              is greater than or equal to the Initial Index
                              Level, then, at maturity, you will receive a cash
                              payment equal to the lesser of:
                                    (1) Principal Amount + (Principal Amount x
                                        Percentage Change x 3), or
                                    (2) the Maximum Redemption Amount.
                              If the Final Index Level is less than the Initial
                              Index Level, then, at maturity, you will receive a
                              cash payment equal to:
                                     Principal Amount + (Principal Amount x
                                     Percentage Change)
                              The Notes are not principal protected. You may
                              lose some or all of your initial investment.
Percentage Change:            The Percentage Change is calculated using the
                              following formula (expressed as a percentage):

                                  Final Index Level - Initial Index Level
                                  ---------------------------------------
                                            Initial Index Level

Initial Index Level:          The closing level of the Index on December 20,
                              2007 (the "Initial Valuation Date").
Final Index Level:            The closing level of the Index on December 26,
                              2008 (the "Final Valuation Date").
Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg
                              as described under "Ownership and Book-Entry
                              Issuance" in the accompanying prospectus).
CUSIP Number:                 78008EG68
Listing:                      The Notes will not be listed on any securities
                              exchange or quotation system.
Calculation Agent:            The Bank of New York
Terms Incorporated in the     All of the terms appearing above this item on the
  Master Note                 cover page of this pricing supplement and the
                              terms appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factors" section of this pricing supplement and page S-4 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the value of your Notes on the issue date.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

"Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)" and "S&P(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by RBC Capital Markets Corporation and its parent, Royal Bank.

                                                                                                           Proceeds to
                                                            Price to Public     Agent's Commission     Royal Bank of Canada
                                                            ---------------     ------------------     --------------------
Per Note.................................................        100%                   %                       %
Total....................................................          $                    $                       $

                         RBC Capital Markets Corporation
                    Pricing Supplement dated December , 2007

                                           TABLE OF CONTENTS

Pricing Supplement
Summary...............................................................................................         P-2
Risk Factors..........................................................................................         P-6
The Index.............................................................................................        P-11
Specific Terms of the Notes...........................................................................        P-14
Use of Proceeds and Hedging...........................................................................        P-19
Supplemental Tax Considerations.......................................................................        P-20
Supplemental Plan of Distribution.....................................................................        P-22

Prospectus Supplement
About This Prospectus Supplement......................................................................         S-1
Risk Factors..........................................................................................         S-1
Use of Proceeds.......................................................................................         S-4
Description of the Notes We May Offer.................................................................         S-5
Certain Income Tax Consequences.......................................................................        S-24
Supplemental Plan of Distribution.....................................................................        S-25
Documents Filed as Part of the Registration Statement.................................................        S-30

Prospectus
Documents Incorporated by Reference...................................................................           2
Where You Can Find More Information...................................................................           3
Further Information...................................................................................           3
About This Prospectus.................................................................................           4
Presentation of Financial Information.................................................................           5
Caution Regarding Forward-Looking Information.........................................................           5
Royal Bank of Canada..................................................................................           6
Risk Factors..........................................................................................           6
Use of Proceeds.......................................................................................           6
Consolidated Ratios of Earnings to Fixed Charges......................................................           7
Consolidated Capitalization and Indebtedness..........................................................           8
Description of Debt Securities........................................................................           9
Tax Consequences......................................................................................          26
Plan of Distribution..................................................................................          38
Benefits Plan Investor Considerations.................................................................          40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others...................          41
Validity of Securities................................................................................          41
Experts...............................................................................................          41
Supplemental Financial Statement Schedule.............................................................          42
Other Expenses of Issuance and Distribution...........................................................          45

                                     SUMMARY

     The Notes due December 31, 2008, linked to the S&P 500(R) Index (the "Notes") are medium-term notes issued by Royal Bank offering a leveraged return linked to the performance of the S&P 500(R) Index (the "Index"). If the Index depreciates, you will receive a negative return on the Notes and you may lose some or all of your initial investment. The following is a summary of the terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations:

o Exposure to Index Appreciation--The Notes are designed for investors who believe that the Index will appreciate between the Initial Valuation Date and the Final Valuation Date. You will receive a positive return on your Notes only if the Index appreciates. You will receive any such gains at maturity.

o Leveraged Return--If the Index appreciates between the Initial Valuation Date and the Final Valuation Date, you will receive a positive return on your Notes equal to three times the amount of the percentage change of such appreciation. Any such leveraged return, however, will be capped at 11%.

o No Principal Protection--You will lose some or all of your Principal Amount invested at maturity, if the Index depreciates between the Initial Valuation Date and the Final Valuation Date.

o Diversification--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Index.

Selected Risk Considerations:

     An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

o Principal at Risk--You may receive less, and possibly significantly less, than your Principal Amount at maturity, if the Index depreciates between the Initial Valuation date and the Final Valuation Date at a rate of 1% loss of principal for every 1% decrease in the Index level.

o The Total Return Is Capped, Which May Limit Your Potential Payment at Maturity--You will receive a positive return on your Principal Amount at maturity if the Index appreciates between the Initial Valuation Date and the Final Valuation Date. Any return, however, will be capped at 111%, of your Principal Amount. In contrast, an investment in a security linked directly to the positive performance of the Index (without a cap) will not limit an investor's return linked to the appreciation, if any, of the Index at maturity.

o No Interest or Dividend Payments--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks"). Any return on your Notes will be paid at maturity.

o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes may be a suitable investment for you if:

o You seek an investment with a return linked to the performance of the Underlying Index.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment.

o    You do not seek principal protection if held to maturity.

o You believe the level of the Index will increase during the term of the Notes (and therefore you will receive a positive return on your investment).

The Notes may not be a suitable investment for you if:

o    You are unable or unwilling to hold the Notes to maturity.

o You seek an investment that offers principal protection if held to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o    You seek current income from your investments.

o You believe the level of the Index will depreciate during the term of the Notes (and therefore you will receive a negative return on your investment).

o You believe the level of the Index will appreciate during the term of the Notes more then the maximum redemption amount.

o    You seek an investment for which there will be an active secondary market

Who publishes the S&P 500(R) Index and what the S&P 500(R) Index measures

     The S&P 500(R) Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's(R)" or "S&P(R)" or "Index Sponsor") and is intended to provide an indication of the pattern of common stock price movement. The value of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Standard & Poor's(R) chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor's Stock Guide Database, which Standard & Poor's(R) uses as an assumed model for the composition of the total market.

        For more information on the Index, please see the section entitled "The Index" in this pricing supplement.

Information on the S&P 500(R) Index level

        You can obtain the S&P 500(R) Index level from the Bloomberg Financial(R) service under the symbol "SPX," and from the Index Sponsor's website, www.standardandandpoors.com.

No ownership interest in the stocks included in the Index

     An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the stocks of the companies included in the Index.

What Are the Tax Consequences?

     The Notes should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax
Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" in this pricing supplement.

How Do the Notes Perform at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: What is the final index level and is it less than or greater than the initial index level?

The "Initial Index Level" is the closing level of the Index on the Initial Valuation Date and the "Final Index Level" is the closing level of the Index on the Final Valuation Date.

Step 2: Calculate the percentage change.

The Percentage Change is equal to the following formula (expressed as a percentage):

Percentage Change = Final Index Level - Initial Index Level
                    ---------------------------------------
                             Initial Index Level

Step 3: Calculate the payment at maturity.

If the Final Index Level is greater than or equal to the Initial Index Level, then, at maturity, you will receive a cash payment equal to the lesser of:

          (1)  Principal Amount + (Principal Amount x Percentage Change x 3), or

          (2)  the Maximum Redemption Amount.

If the Final Index Level is less than the Initial Index Level, then, at maturity, you will receive a cash payment equal to:

               Principal Amount + (Principal Amount x Percentage Change)

Sample Calculations of the Payment Amount

     The examples set out below are included for illustration purposes only. The levels of the Underlying Index used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Index Levels and Final Index Levels (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") of the Underlying Index on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $10,000, a Maximum Redemption Amount of 110% and that no market disruption event has occurred.



Example 1--  Calculation of the payment at maturity where the Percentage Change is 2%.
             Percentage Change:         2%
             Payment at Maturity        $10,000 + [$10,000 x (2% x 300%)] =
                                        $10,000 + $600 = $10,600
             On a $10,000 investment, a 2% percentage change results in a payment at maturity of $10,600, a 6% return on the Notes.



Example 2--  Calculation of the payment at maturity where the Percentage Change is 10%.
             Percentage Change:         10%
             Payment at Maturity        $10,000 + [$10,000 x (10% x 300%)] =
                                        $10,000 + $3,000 = $13,000, but the
                                        Maximum Redemption Amount is $11,000.
             On a $10,000 investment, a 10% percentage change results in a payment at maturity of $11,000, a 10% return on the Notes.



Example 3--  Calculation of the payment at maturity where the Percentage Change is less than 0%.
             Percentage Change:         -10%
             Payment at Maturity        $10,000 + ($10,000 x -10%) = $10,000 -
                                        $1,000 = $9,000
             On a $10,000 investment, a -10% Percentage Change results in a payment at maturity of $9,000, a -10% return on the Notes.

                                  RISK FACTORS

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the Index. Investing in the Notes is not equivalent to investing directly in the Index Constituent Stocks or the Index itself. See "The Index" below for more information.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes Do Not Pay Interest or Guarantee Return of Your Investment

     The Notes do not pay interest and may return less, possibly significantly less, than the Principal Amount invested. The amount payable at maturity will be determined pursuant to the terms described in this pricing supplement. At maturity, if the Index depreciates between the Initial Valuation Date and the Final Valuation Date, you will lose a portion of your Principal Amount at a rate of 1% loss of principal for every 1% decrease in the Index level.

Your Potential Payment at Maturity May Be Limited

     The Notes may provide less opportunity to participate in the appreciation of the Index than an investment in a security linked to the Index providing full participation in the appreciation, because the return is capped at 11%. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Index.

Owning the Notes Is Not the Same as Owning the Index Constituent Stocks or a Security Directly Linked to the Performance of the Index

     The return on your Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks or a security directly linked to the positive performance of the Index and held such investment for a similar period because:

     o the return on the Notes at maturity is limited to the Maximum Redemption Amount; and

     o the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

     Even if the level of the Index appreciates from the Initial Index Level during the term of the Notes, the market value of the Notes prior to maturity may not increase by the corresponding amount. It is also possible for the market value of the Notes prior to maturity to decline while the level of the Index appreciates.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

     The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

     o    the composition of the Index and changes in the Index Constituent
          Stocks;

     o    the market price of the Index Constituent Stocks;

     o the dividend rate paid on the Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

     o    interest rates in the market;

     o    the time remaining to the maturity of the Notes;

     o    the creditworthiness of Royal Bank; and

     o economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

     In general, assuming all relevant factors are held constant, we anticipate that the effect on the market value of the notes based on a given change in most of the factors listed above will be less if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Our Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

     The price at which you purchase the notes includes a selling concession (including a broker's commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price. We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

We are not affiliated with any Index company and are not responsible for any disclosure made by any Index company.

     While we currently, or in the future, may engage in business with companies represented by constituent stocks of the Index, neither we nor any of our affiliates, including the selling agents, assume any responsibility for the adequacy or accuracy of any publicly available information about any companies represented by the constituent stocks of the Index or the calculation of the Index. You should make your own investigation into the Index and the companies represented by its constituent stocks. See the section entitled "The Index" below for additional information about the Index.

     None of the Index Sponsors or any of its affiliates, or any of the companies that comprise the Index is involved in this offering of the notes or has any obligation of any sort with respect to the Notes. As a result, none of those companies has any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of the Notes.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses.

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

Changes That Affect the Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity

     The policies of the Index Sponsor concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Index, or if the Index Sponsor discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the closing level of the Index is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be The Bank of New York--may determine the closing level of the Index or fair market value of the Notes --and thus the Final Index Level and the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

Royal Bank and its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for its Public Disclosure of Information.

     Royal Bank and its affiliates are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below in "The Index") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" and "--Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation". The Index Sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

     We have derived the information about the Index Sponsor and the Index in this pricing supplement from publicly available information, without independent verification. Neither we, nor any of our affiliates, assume any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Index and the Index Sponsor.

Historical Performance of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes.

     The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

Trading and Other Transactions by Royal Bank or its Affiliates in the Index Constituent Stocks, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Index Constituent Stocks or the Index May Impair the Market Value of the Notes.

     As described below under "Use of Proceeds and Hedging", we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index or the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may decrease the market price of the Index Constituent Stocks and/or the level of the Index, and, therefore, decrease the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

     We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could decrease the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, decrease the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

     As noted above, Royal Bank and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests Royal Bank and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

     Royal Bank and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Royal Bank or another affiliate of Royal Bank and the interests of holders of the Notes. Moreover, Royal Bank subsidiaries, including RBC Capital Markets Corporation and RBC Dain Rauscher Inc., have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Royal Bank, RBC Capital Markets Corporation or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

     Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled "Summary --What Are the Tax Consequences?" and "Supplemental Tax Considerations" in this pricing supplement, and the section "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

You Will Not Receive Interest Payments on the Notes or Dividend Payments on the Index Constituent Stocks or Have Shareholder Rights in the Index Constituent Stocks.

     You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

The Calculation Agent Can Postpone the Determination of the Final Index Level or the Maturity Date if a Market Disruption Event Occurs on the Final Valuation Date.

     The determination of the final index level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

     If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event".

Royal Bank Has a Non-Exclusive Right to Use the Index

     S&P 500(R) Index is a trade or service mark of S&P and is licensed for use by us. The notes have not been passed on by S&P as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by S&P. S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

     We have been granted a non-exclusive right to use the Index and related trademarks in connection with the Notes. If we breach our obligations under the license, the Index Sponsor will have the right to terminate the license. If the Index Sponsor chooses to terminate the license agreement, we still have the right to use the Index and related trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If we fail to cure this breach, it may become difficult for us to determine the payment amount of the Notes at maturity. The calculation agent in this case will determine the average index level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable discretion.

                                    THE INDEX

     We have obtained all information regarding the S&P 500(R) Index contained in this pricing supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by S&P. S&P has no obligation to continue to publish, and may discontinue publication of, the S&P 500(R) Index. The consequences of S&P discontinuing publication of the S&P 500(R) Index are discussed in the section entitled "Description of the Notes: Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation." We do not assume any responsibility for the accuracy or completeness of any information relating to the S&P 500(R) Index.

Index Description

     The S&P 500(R) Index, or S&P 500(R), includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The history of the S&P 500(R) dates back to 1923 when Standard & Poor's introduced an index covering 233 companies. The S&P 500(R) Index, as it is known today, was introduced in 1957 when it was expanded to include 500 companies. Additional information is available on the website http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

     Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical Index levels do not give an indication of future performance of the Index. Royal Bank cannot make any assurance that the future performance of the Index or the Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment.

     S&P and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by S&P. The license agreement between S&P and Royal Bank provides that the following language must be set forth in this pricing supplement:

     The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Index to track general stock market performance. S&P's only relationship to Royal Bank is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to Royal Bank or the Notes. S&P has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.


S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO

EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's", "S&P", "S&P 500", "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Royal Bank. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

     The licensing agreement between the Bank and The McGraw-Hill Companies, Inc. is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

                 Historical Performance of the S&P 500(R) Index

     The following chart shows the performance of the S&P 500(R) Index of the period from December 1, 1997 to December 1, 2007.



                         S&P 500 Index (operating Basis)
                                    ('98-'07)
                                 [CHART OMITTED]



                                                                                                 Period-End
                                              High Intra-Day          Low Intra-Day           Closing Price of
    Period-Start         Period-End            Price of the            Price of the            the Underlying
       Date                 Date              Underlying Index       Underlying Index               Index
       ----                 ----              ----------------       ----------------               -----
     1/1/2004             3/31/2004               1163.23                 1087.06                  1126.21
     4/1/2004             6/30/2004               1150.57                 1076.32                  1140.84
     7/1/2004             9/30/2004               1140.84                 1060.72                  1114.58
    10/1/2004            12/31/2004               1217.33                 1090.19                  1211.92

     1/1/2005             3/31/2005               1229.11                 1163.69                  1180.59
     4/1/2005             6/30/2005               1219.59                 1136.15                  1191.33
     7/1/2005             9/30/2005               1245.86                 1183.55                  1228.81
    10/1/2005            12/30/2005               1275.8                  1168.2                   1248.29

     1/1/2006             3/31/2006               1310.88                 1245.74                  1294.83
     4/1/2006             6/30/2006               1326.7                  1219.29                  1270.2
     7/1/2006             9/29/2006               1340.28                 1224.54                  1335.85
    10/1/2006            12/29/2006               1431.81                 1327.1                   1418.3

     1/1/2007             3/31/2007               1461.57                 1363.98                  1420.86
     4/1/2007             6/30/2007               1540.56                 1416.37                  1503.35
     7/1/2007             9/30/2007               1555.9                  1370.6                   1526.75
    10/1/2007             12/1/2007


            Sources: Bloomberg L.P. and FactSet Research Systems Inc.

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Securities We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below. References to "Index" mean the S&P 500(R) Index.

Coupon

     We will not pay you interest during the term of the Notes.

Denomination

     We will offer the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     If the Final Index Level is greater than or equal to the Initial Index Level, then, at maturity, you will receive a cash payment equal to the lesser of:

     (1) Principal Amount + (Principal Amount x Percentage Change x 3), or

     (2) the Maximum Redemption Amount.

If the Final Index Level is less than the Initial Index Level, then, at maturity, you will receive a cash payment equal to:

         Principal Amount + (Principal Amount x Percentage change)

The "Maximum Redemption Amount" is the principal amount multiplied by 111%. The "Percentage Change" will be calculated as follows:

           Percentage Change = Final Index Level - Initial Index Level
                               ---------------------------------------
                                       Initial Index Level
where, the "Initial Index Level" is the closing level of the Index on the Initial Valuation Date and the "Final Index Level" is the closing level of the Index on the Final Valuation Date.

Maturity Date

     If the maturity date stated on the cover of this pricing supplement is not a business day, then the maturity date will be the next following business day. If the third business day before this applicable day does not qualify as the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

Final Valuation Date

     The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Market Disruption Event

     As set forth under "--Payment at Maturity" above, the calculation agent will determine the final index level on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the final index level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day after the final valuation date on which no market disruption event occurs or is continuing as the final index level. In no event, however, will the determination of the final index level be postponed by more than ten business days.

     If the determination of the final index level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the final index level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Index that would have prevailed in the absence of the market disruption event and determine the final index level.

     Any of the following will be a market disruption event:

     o a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o the Index is not published, as determined by the calculation agent in its sole discretion; or

     o in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

     The following events will not be market disruption events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

     o a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

     For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver" and "--Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies".

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation

     If the Index Sponsor discontinues publication of the Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the percentage change, initial index level, final index level and the amount payable at maturity by reference to such successor index.

     If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on any date when the value of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or another index and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

     If the calculation agent determines that the securities included in the Index or the method of calculating the Index has been changed at any time in any respect--including any addition, deletion or substitution and any re-weighting or rebalancing of the Index Constituent Stocks and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Constituent Stocks or their issuers or is due to any other reason--that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the percentage change, initial index level, final index level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the percentage change used to determine the amount payable on the maturity date is equitable.

     All determinations and adjustments to be made by the calculation agent with respect to the percentage change, initial index level, final index level, the amount payable at maturity or otherwise relating to the closing level of the Index may be made by the calculation agent in its sole discretion.

Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Role of Calculation Agent

     The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the initial index level, the final index level, the percentage change and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving sales of securities included in or linked to the Index and/or purchases and/or sales of listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     o acquire or dispose of securities of the issuers of Index Constituent Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

     o    any combination of the above three.

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the equities market.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. It applies to you only if you acquire your Note in the offering at the offering price and you hold your Note as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    a dealer in securities or currencies;

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     o    a bank;

     o    a life insurance company;

     o    a tax-exempt organization;

     o    a partnership or other pass-through entity,

     o a person that owns a note as a hedge or that is hedged against interest rate risks;

     o a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

     o a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

     o    a citizen or resident of the United States;

     o    a domestic corporation;

     o an estate whose income is subject to U.S. federal income tax regardless of its source; or

     o a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

     The Notes should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your

Notes will be equal to the price you paid for it. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     Alternative Treatments. It would also be possible to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss. If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including any payment at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about December 26, 2007, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as "T+3"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.





                                       US$


                                   [RBC LOGO]
                              Royal Bank of Canada
                    Senior Global Medium-Term Notes, Series C
        Enhanced Return (Leveraged) Notes Linked to the S&P 500(R) Index,
                              due December 31, 2008


                                 December , 2007